Exhibit 10.13

LOAN AND SECURITY AGREEMENT
by and between
SOUTH BAY ACCEPTANCE CORPORATION,
as Borrower,
and
WELLS FARGO CAPITAL FINANCE, LLC,
as Lender
Dated as of June 10, 2010

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION	1
1.1 Definitions	1
1.2 Accounting Terms	25
1.3 Code	26
1.4 Construction	26
1.5 Schedules and Exhibits	26
1.6 Timing of Payment or Performance	27
2. LOAN AND TERMS OF PAYMENT	27
2.1 Revolver Advances	27
2.2 Borrowing Procedures and Settlements	27
2.3 Payments	28
2.4 Overadvances	29
2.5 Interest Rates: Rates, Payments, and Calculations	29
2.6 Cash Management	31
2.7 Crediting Payments	31
2.8 Designated Account	31
2.9 Maintenance of Loan Account; Statements of Obligations	32
2.10 Fees	32
2.11 Capital Requirements	32
2.12 LIBOR Option	33
3. CONDITIONS; TERM OF AGREEMENT	35
3.1 Conditions Precedent to the Initial Extension of Credit	35
3.2 Conditions Subsequent to the Initial Extension of Credit	37
3.3 Conditions Precedent to all Extensions of Credit	38
3.4 Term	38
3.5 Effect of Termination	38
3.6 Early Termination by Borrower	39
4. CREATION OF SECURITY INTEREST	39
4.1 Grant of Security Interest	39
4.2 Premium Finance Agreements and Negotiable Collateral	39

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4.3 Collection of Premium Finance Receivables, Accounts, General Intangibles and Chattel Paper	40
4.4 Delivery of Additional Documentation Required	40
4.5 Power of Attorney	40
4.6 Right to Inspect	41
4.7 Control Agreements	41
4.8 Premium Finance Documents	42
4.9 Borrower’s Perfection	42
4.10 ERS	42
5. REPRESENTATIONS AND WARRANTIES	42
5.1 No Encumbrances	42
5.2 Premium Finance Agreements	43
5.3 Equipment	43
5.4 Location of Books, Inventory and Equipment	43
5.5 Books	43
5.6 Location of Chief Executive Office; FEIN	44
5.7 Due Organization and Qualification; Subsidiaries	44
5.8 Due Authorization; No Conflict	44
5.9 Litigation	45
5.10 No Material Adverse Change	45
5.11 Fraudulent Transfer	45
5.12 Employee Benefits	46
5.13 Environmental Condition	46
5.14 Brokerage Fees	46
5.15 Intellectual Property	46
5.16 Leases	46
5.17 Deposit Accounts and Securities Accounts	46
5.18 Complete Disclosure	47
5.19 Indebtedness	47
5.20 Compliance	47
5.21 Servicing	47
6. AFFIRMATIVE COVENANTS	47
6.1 Accounting System	47

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6.2 Collateral Reporting	47
6.3 Financial Statements, Reports, Certificates	48
6.4 Relationship with Obligors	50
6.5 Title to Property	50
6.6 Maintenance of Properties	50
6.7 Taxes	51
6.8 Insurance	51
6.9 Location of Books, Inventory and Equipment	52
6.10 Compliance with Laws	52
6.11 Leases	52
6.12 Brokerage Commissions	52
6.13 Existence	52
6.14 Environmental	52
6.15 Disclosure Updates	53
6.16 Collateral Access	53
6.17 [RESERVED]	53
6.18 Servicing	53
6.19 ERS	53
7. NEGATIVE COVENANTS	53
7.1 Indebtedness	53
7.2 Liens	54
7.3 Restrictions on Fundamental Changes	54
7.4 Disposal of Assets	54
7.5 Change Name	54
7.6 Guarantee	55
7.7 Nature of Business	55
7.8 Prepayments and Amendments; Payment on Subordinated Debt	55
7.9 [RESERVED]	55
7.10 Approved Forms; Required Procedures	55
7.11 Modification of Premium Finance Receivables	55
7.12 Distributions	55
7.13 Accounting Methods	56
7.14 Investments	56

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7.15 Transactions with Affiliates	56
7.16 Suspension	56
7.17 Use of Proceeds	57
7.18 Change in Location of Chief Executive Office	57
7.19 Securities and Deposit Accounts	57
7.20 Financial Covenants	57
7.21 Participations	57
8. EVENTS OF DEFAULT	58
9. LENDER’S RIGHTS AND REMEDIES	60
9.1 Rights and Remedies	60
9.2 Special Rights of Lender in respect of Premium Finance Documents	63
9.3 Remedies Cumulative	64
10. TAXES AND EXPENSES	64
11. WAIVERS; INDEMNIFICATION	64
11.1 Demand; Protest	64
11.2 Lender’s Non-Liability for Collateral	64
11.3 Indemnification	65
12. NOTICES	65
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	67
14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	68
14.1 Assignments and Participations	68
14.2 Successors	69
15. AMENDMENTS; WAIVERS	69
15.1 Amendments and Waivers	69
15.2 No Waivers; Cumulative Remedies	70
16. GENERAL PROVISIONS	70
16.1 Effectiveness	70
16.2 Section Headings	70
16.3 Interpretation	70
16.4 Severability of Provisions	70
16.5 Bank Product Providers	70
16.6 Withholding Taxes	71
16.7 [RESERVED]	71

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16.8 Counterparts; Electronic Execution	72
16.9 Revival and Reinstatement of Obligations	72
16.10 USA Patriot Act	72
16.11 Integration	72

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EXHIBITS AND SCHEDULES

Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Collateral Access Agreement
Exhibit C-2	Form of Compliance Certificate
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit I-2	Form of Intercompany Subordinated Notes

Schedule P-1	Permitted Liens
Schedule 5.4	Locations of Books, Inventory, Equipment
Schedule 5.6	Chief Executive Office; FEIN
Schedule 5.7(a)	Licenses, Permits and Approvals
Schedule 5.7(b)	Capitalization of Borrower
Schedule 5.7(c)	Insurance Company or Brokerage Affiliates
Schedule 5.9	Litigation
Schedule 5.12	Benefit Plans
Schedule 5.13	Environmental Matters
Schedule 5.14	Brokerage Fees
Schedule 5.15	Intellectual Property
Schedule 5.16	Leases
Schedule 5.17	Deposit and Securities Accounts
Schedule 5.19	Existing Indebtedness
Schedule 7.7	Jurisdictions where Borrower Permitted to Operate

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LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of June 10, 2010, by and between WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as lender (“Lender”), and SOUTH BAY ACCEPTANCE CORPORATION, a California corporation, as borrower (“Borrower”).
          The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
          “Account” means an account (as that term is defined in the Code).
          “Accounting Changes” means changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
          “Additional Documents” has the meaning set forth in Section 4.4.
          “Advances” has the meaning set forth in Section 2.1.
          “Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person; provided further, however, that in no event shall any portfolio company of Summit Partners, other than Fortegra or any Person in which Fortegra owns directly or indirectly an ownership interest or in which Fortegra is a partner or joint venturer, be deemed to be an Affiliate of Fortegra or Borrower.
          “Agreement” means this Loan and Security Agreement.
          “Applicable Early Termination Fee” means, if the Agreement is terminated prior to the Maturity Date, an early termination fee calculated as follows: (i) if termination occurs during the period from and after the Closing Date but prior to the first anniversary of the Closing Date, an amount equal to three percent (3.0%) multiplied by the Maximum Revolver Amount in effect on such date, (ii) if termination occurs during the period from and after the first
LOAN AND SECURITY AGREEMENT — Page 1

anniversary of the Closing Date but prior to the second anniversary of the Closing Date, an amount equal to two percent (2.0%) multiplied by the Maximum Revolver Amount in effect on such date, and (iii) if termination occurs during the period from and after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, an amount equal to one percent (1.0%) multiplied by the Maximum Revolver Amount in effect on such date; provided, however, that if this Agreement is terminated and the Obligations are paid in full using the proceeds of a Fortegra IPO or an initial public offering of Borrower within 90 days after the closing of such Fortegra IPO or initial public offering of Borrower, then the Applicable Early Termination Fee shall be zero.
          “Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including Premium Finance Laws and Credit Protection Laws.
          “Approved Forms” means the forms of Premium Finance Agreements and any other Premium Finance Documents attached to the Closing Certificate, approved and used by Borrower in the conduct of its business, together with such changes and modifications or additions thereto from time to time as allowed by Section 7.10 of this Agreement.
          “Assignee” has the meaning set forth in Section 14.1(a).
          “Authorized Financial Person” means any of (i) Dan Reppert, acting in his capacity as the President of Borrower, (ii) Al Rokosz, acting in his capacity as the Director of Finance and Operations of Borrower, (iii) Mike Vrban, acting in his capacity as the Treasurer of Borrower, or (iv) any replacement handling the responsibilities held by such individual as of the Closing Date.
          “Authorized Person” means, (i) with respect to Borrower, any of Dan Reppert, Al Rokosz, Antimo Cesaro, Mike Vrban, or John Short, or any replacement handling the responsibilities held by such individual as of the Closing Date and (ii) with respect to Fortegra, any of Rick Kahlbaugh, Mike Vrban, Dan Reppert, Al Rokosz, or John Short, or any replacement handling the responsibilities held by such individual as of the Closing Date.
          “Average Down-Payment Percentage” means, with respect to all then-outstanding Premium Finance Agreements, a percentage equal to (a) the aggregate amount of premiums paid by the respective Obligors thereon at the time of execution of all of such Premium Finance Agreements divided by (b) the aggregate amount of premiums payable under all of such Premium Finance Agreements.
          “Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
          “Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
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          “Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Lender for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
          “Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Lender is obligated to pay to a Bank Product Provider as a result of Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.
          “Bank Product Provider” means Wells Fargo or any of its Affiliates (including Lender).
          “Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Lender has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
          “Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.
          “Base Rate” means the greatest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
          “Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.
          “Base Rate Margin” means three percent (3.00%).
          “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past two years.
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          “Board of Directors” means, with respect any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
          “Books” means Borrower’s now owned or hereafter acquired books and records, including all books and records in respect of Premium Finance Agreements, all Records in respect of its assets and liabilities, and all Records relating to its business operations or financial condition.
          “Borrower” has the meaning specified therefor in the preamble to this Agreement.
          “Borrowing” means a borrowing of an Advance.
          “Borrowing Base” means, as of any date of determination, the result of:
     (a) ninety percent (90%) of the aggregate Net Balance of Eligible Premium Finance Agreements, minus
     (b) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).
          “Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, the State of Texas, or the State of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
          “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
          “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
          “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any
LOAN AND SECURITY AGREEMENT — Page 4

state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
          “Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
          “Change of Control” means (a) prior to the consummation of a Fortegra IPO, Summit Partners and its Affiliates and related co-investors (collectively, “Summit”) fail to own and control, directly or indirectly, at least 51% of the outstanding voting Stock of Fortegra, (b) upon or after the consummation of a Fortegra IPO, any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than any group of which Summit holds 51% or more of the outstanding voting Stock held by such group, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the outstanding voting Stock of Fortegra, (c) Fortegra fails to own and control, directly or indirectly, 100% of the Stock of Borrower, or (d) a majority of the members of the Board of Directors of Fortegra or Borrower do not constitute Continuing Directors.
          “Closing Certificates” means the Closing Certificates executed and delivered by each of Borrower and Fortegra to Lender dated as of the Closing Date, in each case (i) attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of those Loan Documents to which such Person is a party and authorizing the officers of such Person to execute the same, (ii) attesting to the incumbency and signatures of such officers of such Person, and (iii) attesting to the Required Procedures and Approved Forms in existence as of the Closing Date.
          “Closing Date” means the date as of which this Agreement is dated as specified in the preamble to this Agreement.
          “Closing Date Business Plan” means the set of Projections of Borrower for the three year period following the Closing Date (on a year-by-year basis, and for the 1-year period
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following the Closing Date, on a month-by-month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender.
          “Code” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
          “Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to all property, including each of the following types of property:
          (a) Premium Finance Agreements and other Premium Finance Documents, and all rights to payment under or in connection therewith,
          (b) Accounts,
          (c) Negotiable Collateral,
          (d) Premium Finance Collateral,
          (e) Collections,
          (f) the Collection Account,
          (g) Books,
          (h) Equipment,
          (i) General Intangibles,
          (j) Inventory,
          (k) Investment Property,
          (l) Real Property,
          (m) supporting obligations in respect of any of the foregoing,
          (n) all rights, claims, actions and causes of action under or in respect of Premium Finance Documents, now existing or hereafter accruing in favor of Borrower, including, without limitation, rights of acceleration, rights of cancellation, rights to exercise remedies, rights in respect of representations, warranties, covenants and indemnities and rights under guaranties or other instruments or agreements evidencing or assuring payment or performance thereunder,
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          (o) with respect to Premium Finance Agreements, all rights (whether arising thereunder or pursuant to applicable Premium Finance Laws) to payment by an Insurer of unearned premiums, dividends or unearned commissions and all rights to enforcement and collection thereof,
          (p) (i) all policies of insurance or rights as loss payee or endorsee thereof, (ii) all rights acquired by reason of condemnation or exercise of the power of eminent domain, and (iii) all tax, insurance, security or other deposits, including rights in respect of letters of credit evidencing or securing any such deposit, and,
          (q) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender or any agent or bailee thereof, and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, and
          (r) all Deposit Accounts, including without limitation, the Designated Account;
provided that the term “Collateral” (and any component definition thereof) shall not include (i) any General Intangibles, property of the type described in clause (p)(iii) above, or other rights arising under contracts, instruments, licenses, license agreements or other documents, to the extent (and only to the extent) that the grant of a security interest would (A) constitute a violation of a restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, (B) give any other party to such contract, instrument, license, license agreement or other document the right to terminate its obligations thereunder, or (C) violate any law; provided, however, that (x) the foregoing proviso shall not apply to any Premium Finance Documents or Premium Finance Collateral, (y) any portion of any such General Intangible, property, or other right shall cease to be excluded from the definition of “Collateral” pursuant to the foregoing proviso at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (z) the limitation set forth in the foregoing proviso shall not affect, limit, restrict or impair the grant by Borrower of a security interest pursuant to this Agreement in any such General Intangible or other right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC; and (ii) any direct proceeds, substitutions or replacements of the property described in the immediately preceding clause (i), but only to the extent such proceeds, substitutions or replacements would otherwise be excluded pursuant to such clause (i).
          “Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgement agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interests in any Personal Property
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Collateral (including, without limitation, Books), in each case in substantially the form attached as Exhibit C-1.
          “Collateral Agency Agreement” has the meaning set forth in Section 4.2.
          “Collateral Agent” has the meaning set forth in Section 4.2.
          “Collection Account” means account number 2000051695048 of Borrower maintained with the Collection Account Bank.
          “Collection Account Agreement” means that certain Control Agreement by and among Lender, Borrower and the Collection Account Bank with respect to the Collection Account, in form and substance reasonably satisfactory to Lender.
          “Collection Account Bank” means Wells Fargo, or such other commercial bank acceptable to Lender in its sole discretion.
          “Collections” means all of Borrower’s now owned and hereafter acquired cash, checks, notes, instruments and other items of payment, and includes proceeds of cash sales, tax refunds, and payments and prepayments to or for the account of Borrower of principal, interest, fees, penalties, rental fees, payments under policies of title, hazard or other insurance, payments to or for the account of Borrower under supporting obligations and other payments paid or payable to or for the account of Borrower, including payments with respect to Premium Finance Receivables or otherwise in connection with Premium Finance Agreements or any other Collateral.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C-2 delivered by an Authorized Financial Person to Lender.
          “Continuing Director” means, with respect to the Board of Directors of any Person, (a) any member thereof who was a director (or comparable manager) thereof on the Closing Date, and (b) any individual who becomes a member thereof after the Closing Date if such individual was appointed or nominated for election to such Board of Directors by a majority of the Continuing Directors or Summit Partners.
          “Control Agreement” means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower, Lender and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
          “Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to consumers and other borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.
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          “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
          “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
          “Deposit Account” means any deposit account (as that term is defined in the Code).
          “Designated Account” means account number 2000051694670 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located at a commercial depositary bank within the United States acceptable to Lender) that has been designated as such, in writing, by Borrower to Lender.
          “Designated Account Bank” means Wells Fargo.
          “Dollars” or “$” means United States dollars.
          “Down-Payment Percentage” means, with respect to each Premium Finance Agreement, a percentage equal to (a) the amount of premiums paid by the Obligor thereon at the time of execution of such Premium Finance Agreement divided by (b) the aggregate amount of premiums payable under such Premium Finance Agreement.
          “Earliest Cancellation Date” means, at any time with respect to an insurance policy identified in a Premium Finance Agreement under which required payments are past due, the earliest date on which such insurance policy may be canceled by Borrower in compliance with applicable Premium Finance Laws.
          “EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains, all non-cash gains and interest income, plus extraordinary losses, interest expense, income taxes, and depreciation, amortization and all non-cash charges or losses for such period, in each case determined on a consolidated basis in accordance with GAAP.
          “Eligible Premium Finance Agreement” means a Premium Finance Agreement originated and entered into by Borrower in the ordinary course of business and that is not excluded as ineligible by one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion. Without limiting Lender’s right to exercise its Permitted Discretion to establish other criteria of eligibility, unless Lender in its sole discretion elects otherwise, an Eligible Premium Finance Agreement shall not include the following:
     (a) any Premium Finance Agreement that has not been duly executed, or is not a legal, valid, binding and enforceable obligation of the Obligor and the Insurer (other than with respect to limitations imposed by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating
LOAN AND SECURITY AGREEMENT — Page 9

to or limiting creditors’ rights generally or by general equity principles), or has not been entered into in conformance with the Required Procedures;
     (b) that portion of the Gross Balance owing under any Premium Finance Agreement that exceeds $100,000 (unless otherwise permitted by Lender, in Lender’s sole discretion);
     (c) after the Ramp-Up Period, that portion of the Gross Balance owing under any Premium Finance Agreement that causes the aggregate Gross Balance owing under all Premium Finance Agreements that individually have a Gross Balance that exceeds $100,000 to exceed 15% of the aggregate Gross Balance of all Premium Finance Agreements at such time;
     (d) after the Ramp-Up Period, that portion of the Gross Balance owing under any Premium Finance Agreement that causes the aggregate Gross Balance owing under all Premium Finance Agreements that have the same Obligor to exceed $100,000 (unless otherwise permitted by Lender, in Lender’s sole discretion);
     (e) after the Ramp-Up Period, that portion of the Gross Balance owing under any Premium Finance Agreement that causes the average Gross Balance owing under all Premium Finance Agreements to exceed $10,000 at such time;
     (f) any Premium Finance Agreement that has been modified or had its maturity extended in any manner other than to ensure compliance with Applicable Laws;
     (g) any Premium Finance Agreement that is payable over a term exceeding nine (9) consecutive months from the date of its initial funding; provided, that Premium Finance Agreements having a term exceeding nine (9) consecutive months from the date of initial funding but not exceeding 36 consecutive months from the date of initial funding shall not be excluded from eligibility solely under this clause (g) to the extent that their aggregate Gross Balance does not exceed 15% of the aggregate Gross Balance of all Premium Finance Agreements;
     (h) any Premium Finance Agreement where the Down-Payment Percentage is less than 20%;
     (i) any Premium Finance Agreement where the insurance policy identified in such Premium Finance Agreement was not written by (i) an Insurer which maintains a “A-” (A minus) or better rating by AM Best, or (ii) an Insurer with respect to which the Borrower is covered against all losses (other than statutory deductibles in effect on the Closing Date or otherwise in an amount acceptable to Lender) in connection with the insolvency or failure of such Insurer under a State Guaranty Fund acceptable to Lender in its sole discretion, or (iii) a state assigned risk plan acceptable to Lender in its sole discretion;
     (j) any Premium Finance Agreement where the Premium Finance Agreement or the servicing thereof is not in compliance in all material respects with all Applicable Laws;
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     (k) that portion of the Gross Balance owing under any Premium Finance Agreement that causes the aggregate Gross Balance of all Premium Finance Agreements with respect to insurance policies written by any single Insurer to exceed (i) 7.5% of the aggregate Gross Balance of all Premium Finance Agreements if the Insurer maintains an “A” or better rating by AM Best; or (ii) 5% of the aggregate Gross Balance of all Premium Finance Agreements if the Insurer maintains an “A-” (A minus) rating by AM Best;
     (l) any Premium Finance Agreement that arises out of any transaction with any creditor, lessor or supplier of Borrower or out of any transaction where the Insured is a Subsidiary or Affiliate of Borrower or Fortegra (unless such Premium Finance Agreement has been pre-approved by Lender, in Lender’s sole discretion);
     (m) if the insurance policy identified in such Premium Finance Agreement has not been canceled, any Premium Finance Agreement where any payment owed to Borrower on such Premium Finance Agreement is past due beyond the date that is fifteen (15) days after the Earliest Cancellation Date with respect to such Premium Finance Agreement;
     (n) if the insurance policy identified in such Premium Finance Agreement has been canceled and the refund of unearned premiums in respect of each related insurance policy has not been paid by the Insurer thereunder, any Premium Finance Agreement where:
     (i) more than 75 days have passed since the Earliest Cancellation Date for such insurance policy or more than 60 days have passed since the date on which such insurance policy was canceled; and
     (ii) if the Insurer thereon is in rehabilitation or liquidation proceedings, (A) such Premium Finance Agreement is not covered by a State Guaranty Fund, (B) Lender has not established reserves in reduction of the Borrowing Base in an amount equal to or greater than the statutory deductible applicable to such State Guaranty Fund, or (C) if a liquidation order has been entered with respect to such Insurer, more than 180 days have passed since the effective date of such liquidation order;
     (o) that portion of the Gross Balance owing under any Premium Finance Agreement that causes the aggregate Gross Balance of all Premium Finance Agreements with respect to insurance policies generated by a single producer (i.e. a retail agent or agency group) that is neither owned by nor an Affiliate of Fortegra, to exceed 4.0% of the aggregate Gross Balance of all Premium Finance Agreements (unless such Premium Finance Agreement has been pre-approved by Lender, in Lender’s sole discretion); provided, that Borrower can from time to time propose to Lender in writing that a producer be deemed to be a “Designated Producer” with an increased concentration limit of up to 7.5% and an aggregate concentration limit of 20% for all “Designated Producers”, with any such designation to be effective if and when approved in writing by Lender in its sole
LOAN AND SECURITY AGREEMENT — Page 11

discretion, and, if approved, to remain effective until such approval is revoked by written notice to Borrower by Lender or written notice from Borrower to Lender.
     (p) any Premium Finance Agreement with respect to which Borrower is not in compliance in all material respects with Borrower’s representations and warranties under this Agreement with respect to such Premium Finance Agreement;
     (q) any Premium Finance Agreement with respect to which amounts owed to Borrower thereunder are subject to any present offset, deduction or counterclaim, or any dispute asserted or threatened in writing or other defense on the part of the Obligor thereunder;
     (r) any Premium Finance Agreement (i) that is not subject to the Lender’s Liens, (ii) with respect to which Lender’s Liens are not perfected as a first priority Lien, or (iii) is subject to any other Lien whatsoever other than a Permitted Lien;
     (s) any Premium Finance Agreement that does not arise out of the financing of insurance premiums in a jurisdiction in which Borrower is duly licensed as a premium finance company; or
     (t) any Premium Finance Agreement that is not 100% owned by Borrower, or in which any other Person owns or claims any legal or beneficial interest therein, other than the Lender’s Liens or Permitted Liens.
Without limiting the foregoing, Lender retains the right at any time and from time to time to modify any standards of eligibility set forth in this definition of “Eligible Premium Finance Agreement” in its Permitted Discretion and to establish reserves against valuation hereunder in accordance with Section 2.1, in each case, upon three (3) Business Days’ prior written notice (unless at such time an Event of Default has occurred and is continuing, in which case, such changes may be effective immediately).
          “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided, that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Lender and Borrower (such approval by Borrower not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Lender.
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          “Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.
          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
          “Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
          “Equipment” means equipment (as that term is defined in the Code).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).
          “ERS” means the electronic reporting system to be established by Lender and Borrower providing for electronic delivery by Borrower to Lender of reporting in respect of the Collateral as required by this Agreement.
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          “Event of Default” has the meaning set forth in Section 8.
          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.
          “FEIN” means Federal Employer Identification Number.
          “Fortegra” means Fortegra Financial Corporation, a Georgia corporation; it being understood that Fortegra may be redomesticated to become a Delaware corporation.
          “Fortegra Guaranty” means the Continuing Guaranty of the Obligations executed by Fortegra in favor of Lender with respect to all losses incurred by Lender in connection with this Agreement that are the result of fraudulent activity by Borrower or any of its Affiliates as determined by a court of competent jurisdiction in a final judgment.
          “Fortegra IPO” means an initial public offering of the Stock of Fortegra consummated in compliance with all Applicable Laws.
          “Funding Date” means the date on which a Borrowing occurs.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
          “General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, commercial tort claims, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.
          “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation and by-laws, or other equivalent organizational documents of such Person.
LOAN AND SECURITY AGREEMENT — Page 14

          “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
          “Gross Balance” means, at any time with respect to a Premium Finance Agreement, the maximum balance owing under such Premium Finance Agreement by the Obligor (payable in Dollars).
          “Guarantor” means Fortegra and any other Person that executes a Guaranty with respect to the Obligations.
          “Guaranty” means the Fortegra Guaranty and any other guaranty executed and delivered by a Guarantor in favor of Lender and the Bank Product Providers, in form and substance satisfactory to Lender.
          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
          “Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
          “Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
          “Hedge Provider” means Wells Fargo or any of its Affiliates.
          “Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all Capitalized Lease Obligations of such Person, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all net obligations of such Person owing under Hedge Agreements (which amount
LOAN AND SECURITY AGREEMENT — Page 15

shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above (other than with respect to endorsements of negotiable instruments for collection in the ordinary course of business). For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lesser of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
          “Indemnified Liabilities” has the meaning set forth in Section 11.3.
          “Indemnified Person” has the meaning set forth in Section 11.3.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Insurer” means an insurance company that issues an insurance policy identified in, and the premiums of which are financed pursuant to, a Premium Finance Agreement.
          “Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.
          “Interest Coverage Ratio” means, with respect to a Person for any period, the ratio of (i) EBITDA for such period, to (ii) total interest expense to the extent paid or required to be paid during such period, in each case determined for such Person.
          “Intercompany Subordination Agreement” means the Subordination Agreement with respect to the obligations of Borrower under the Intercompany Subordinated Notes, to be executed and delivered by each holder of any of the Intercompany Subordinated Notes, Borrower, and Lender, in the form attached as Exhibit I-1.
          “Intercompany Subordinated Notes” means the Subordinated Notes in the aggregate original principal amount of $8,000,000, to be executed and delivered by Borrower after the Closing Date in favor of certain Affiliates of Borrower, with respect to subordinated loans made by such Persons to Borrower on or before the date of the initial Advance under this Agreement, in the form attached as Exhibit I-2.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the first day of a calendar month and ending on the last day of such calendar
LOAN AND SECURITY AGREEMENT — Page 16

month; provided, however, that the Interest Period that includes the Closing Date shall be the period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs.
          “Inventory” means inventory (as that term is defined in the Code).
          “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers, directors and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that Investments will be deemed not to include contingent obligations or guarantees incurred in the ordinary course of business with respect to obligations not constituting Indebtedness.
          “Investment Property” means investment property (as that term is defined in the Code).
          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
          “Lender” has the meaning set forth in the preamble to this Agreement.
          “Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or any Guarantor under any of the Loan Documents that are paid, advanced or incurred by Lender, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower as contemplated by this Agreement or the other Loan Documents, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and reasonable and documented out-of-pocket costs incurred by Lender in administering and servicing ERS, (c) reasonable and documented out-of-pocket costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) reasonable and documented out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable and documented out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Lender related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement, (g) reasonable out-of-pocket costs and
LOAN AND SECURITY AGREEMENT — Page 17

expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower, any of its Subsidiaries, or any Guarantor, (h) Lender’s reasonable fees and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending the Loan Documents, (i) Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including such fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower, any of its Subsidiaries, or any Guarantor, or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) any fees or expenses reasonably incurred by Lender in connection with the Servicing Agreement or any other agreement that Lender or Borrower enters into with any replacement servicer or otherwise in connection with servicing any of the Collateral.
          “Lender-Related Person” means Lender and Lender’s Affiliates, officers, directors, employees, attorneys and agents.
          “Lender’s Account” means an account at a bank designated by Lender from time to time as the account into which Borrower shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Borrower to the contrary, Lender’s Account shall be that certain deposit account bearing account number 4121345110 and maintained by Lender with Wells Fargo Bank, N.A., San Francisco, CA, ABA No. 121000248.
          “Lender’s Liens” means the Liens granted by Borrower or any other Person to Lender under this Agreement or the other Loan Documents executed in connection with this Agreement.
          “LIBOR Rate” means the per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the relevant Interest Period, for a term of three months, which determination shall be conclusive in the absence of manifest error.
          “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate Margin” means three percent (3.00%).
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
LOAN AND SECURITY AGREEMENT — Page 18

          “Loan Account” has the meaning set forth in Section 2.9.
          “Loan Documents” means this Agreement, the Collection Account Agreement, the Control Agreements, the Fortegra Guaranty and each other Guaranty, the Intercompany Subordination Agreement and each other Subordination Agreement, the Servicing Agreement, and any replacement servicing agreement entered into after the date hereof, any note or notes executed by Borrower in connection with this Agreement, and any other agreement entered into, now or in the future, by Borrower, its Subsidiaries, or Fortegra and Lender in connection with this Agreement that are specifically designated as such in writing.
          “LOTS” means LOTS Intermediate Co., a Delaware corporation.
          “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform its obligations under the Loan Documents to which they are a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.
          “Maturity Date” means June 10, 2013.
          “Maximum Revolver Amount” means $40,000,000.
          “Minimum Funding Amount” means (i) from and after December 10, 2010, $10,000,000, and (ii) from and after June 10, 2011, $17,500,000.
          “Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).
          “Net Balance” means, at any time with respect to a Premium Finance Agreement, the Gross Balance (payable in Dollars), net of (i) unearned interest charges and (ii) the amount, if any, of unpaid drafts issued to an Insurer in respect thereof, in each case determined as of such time.
          “Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower or any Guarantor pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all
LOAN AND SECURITY AGREEMENT — Page 19

interest not paid when due and all other expenses or other amounts that Borrower or any Guarantor is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
          “Obligor” means a Person obligated to make payments to Borrower under a Premium Finance Agreement.
          “Overadvance” has the meaning set forth in Section 2.4.
          “Participant” has the meaning set forth in Section 14.1(d).
          “Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.
          “Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) actions with respect to Accounts in connection with the collection or compromise thereof in the ordinary course of business in accordance with the Required Procedures, and (f) voluntary termination of Hedge Agreements.
          “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection or received in the ordinary course of business in accordance with the Required Procedures, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) loans under Premium Finance Agreements made in the ordinary course of business, (e) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Obligor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, and (f) Investments resulting from entering into Bank Product Agreements.
          “Permitted Liens” means (a) Liens granted to, or for the benefit of, Lender to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are no more than 30 days overdue and do not have priority over Lender’s Liens, or (ii) are the subject of Permitted Protests, (c) Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.8, (d) Liens set forth on Schedule P-1; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-1 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases and non-exclusive licensors under license agreements, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such
LOAN AND SECURITY AGREEMENT — Page 20

Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet more than 30 days overdue and which do not have priority over Lender’s Liens, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation, unemployment insurance or similar legislation, (i) Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of contracts, bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business , (k) with respect to any Real Property, easements, rights of way, zoning restrictions and other restrictions that do not materially interfere with or impair the use or operation thereof, (l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness, (n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts or to secure obligations with respect to Cash Management Services in the ordinary course of business, (o) Liens in favor of Borrower and (p) Liens arising from filing precautionary UCC financing statements relating to operating leases.
          “Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or other amount, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of Lender’s Liens.
          “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $200,000.
          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Personal Property Collateral” means all Collateral other than Real Property.
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          “Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
          “Premium Finance Agreement” means an agreement pursuant to which Borrower agrees to finance payment of insurance premiums for the account of an Obligor and such Obligor promises to pay to Borrower the amount advanced or to be advanced by Borrower thereunder together with interest, fees, and charges in connection therewith as allowed by applicable Premium Finance Laws, and any renewal, extension, modification, supplement or restatement thereof.
          “Premium Finance Collateral” means any and all property or interests in property that secures an Obligor’s obligations under a Premium Finance Agreement, including without limitation all rights to payment or refund of unearned premiums, dividends or unearned commissions from time to time paid or payable by or on behalf of an Insurer or any agent or agency in connection with a Premium Finance Agreement, and supporting obligations in respect thereof, if any.
          “Premium Finance Documents” means all Premium Finance Agreements and all agreements and documents executed by an Obligor in connection therewith, and all renewals, extensions, modifications, supplements and restatements thereof.
          “Premium Finance Laws” means all applicable laws, regulations and rules pertaining to the conduct of Borrower’s business as an insurance premium finance company in any state or jurisdiction in which Borrower conducts business.
          “Premium Finance Receivables” means (i) all rights to payment of indebtedness and obligations (including without limitation, principal, interest, costs, fees, charges, expenses and indemnity obligations) from time to time owing by an Obligor under a Premium Finance Agreement and (ii) all rights to payment or refund of unearned premiums, dividends or commissions from time to time paid or payable by or on behalf of an Insurer or any agent or agency in connection with a Premium Finance Agreement.
          “Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 91 days after the Maturity Date, or, on or before the date that is less than 91 days after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock); provided that Preferred Stock will not constitute Prohibited Preferred Stock if it is mandatorily redeemable or redeemable at the option of the holder thereof solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the payment in full of the Obligations hereunder or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder).
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          “Projections” means, Borrower’s, forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with such Person’s historical financial statements (except as otherwise noted therein), together with appropriate supporting details and a statement of underlying assumptions.
          “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
          “Ramp-Up Period” means the period starting on the Closing Date ending on December 10, 2010.
          “Real Property” means, with respect to any Person, any estates or interests in real property now owned or hereafter acquired by such Person and the improvements thereto.
          “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
          “Refinancing Indebtedness” means refinancings, replacements, renewals, or extensions of Indebtedness so long as: (a) such refinancings, replacements, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, replaced, renewed, or extended, other than by the amount of premiums paid thereon, accrued interest thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto, (b) such refinancings, replacements, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, replacement, renewal, or extension) of the Indebtedness so refinanced, replaced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially less favorable to the interests of the Lenders than the Indebtedness so refinanced, replaced, renewed or extended, (c) if the Indebtedness that is refinanced, replaced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, replacement, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, replaced, renewed, or extended Indebtedness, and (d) the Indebtedness that is refinanced, replaced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, replaced, renewed, or extended.
          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
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          “Required Procedures” means operational procedures and procedures regarding the use of Approved Forms with respect to the financing and servicing of Premium Finance Agreements, as attached to the Closing Certificate, as may be changed or modified from time to time as permitted by Section 7.10 of this Agreement.
          “Restricted Payment” means (a) any dividend or other distribution, or other payment, in cash or other property, direct or indirect, to any member or director of Borrower, other than compensation to an officer or director of Borrower, as such, in the ordinary course of business, (b) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt, or (c) any payment to an Affiliate of Borrower or an Affiliate of any member or director of Borrower not expressly authorized in this Agreement.
          “Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.
          “Securities Account” means a “securities account” as that term is defined in the Code.
          “Servicer” means Borrower, or any other Person that assumes the functions of servicing Premium Finance Agreements with the prior written consent of Lender.
          “Servicing Agreement” means a servicing agreement executed and delivered by Servicer and Lender, in form and substance satisfactory to Lender.
          “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
          “State Guaranty Fund” means, with respect to Premium Finance Agreements governed by the Premium Finance Laws of any state or other jurisdiction, the statutory fund established thereunder assuring Borrower against loss, less prescribed statutory deductibles, on a Premium Finance Agreement as a result of the insolvency or failure of an Insurer.
          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), but excluding Indebtedness convertible into any of the foregoing.
          “Subordinated Debt” means the Intercompany Subordinated Notes and any other unsecured Indebtedness specifically subordinated to the prior payment in full in cash of the Obligations and which shall otherwise be on terms and conditions satisfactory to Lender and subject to a Subordination Agreement.
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          “Subordination Agreement” means the Intercompany Subordination Agreement and any other subordination agreement executed and delivered by Borrower and the holder of Subordinated Debt and Lender, the form and substance of which is satisfactory to Lender.
          “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
          “Summit Partners” means Summit Partners, L.P., a Massachusetts limited partnership.
          “Tangible Net Worth” means, with respect to any Person as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) such Person’s total members’ or shareholder’s equity, plus (b) such Person’s Subordinated Debt, minus (c) all Intangible Assets of such Person, minus (d) all amounts due to such Person from Affiliates of such Person.
          “Tangible Net Worth Requirement” means an amount, as of the date of the initial Advance under this Agreement and at all time thereafter, equal to $8,000,000.
          “Taxes” has the meaning set forth in Section 16.6.
          “Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date Lender terminates its obligations under this Agreement as referenced in Sections 3.4 or 9.1, (c) the date Borrower terminates this Agreement pursuant to Section 3.6 and (d) the date this Agreement is otherwise terminated for any reason pursuant to the terms of this Agreement.
          “United States” means the United States of America.
          “Voidable Transfer” has the meaning set forth in Section 16.9.
          “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting
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Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, restatements, amendments and restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, restatements, amendments and restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (a) unasserted contingent indemnification Obligations, (b) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (c) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
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     1.6 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
2. LOAN AND TERMS OF PAYMENT.
     2.1 Revolver Advances
          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (“Advances”) in Dollars to Borrower in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base.
          (b) Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount, in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves with respect to (A) sums that Borrower or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (B) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust has a priority superior to Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (iii) reserves in an amount deemed appropriate by Lender in its Permitted Discretion if and for so long as the Average Down Payment Percentage is at any time less that 20%.
          (c) Lender shall have no obligation to make Advances on or after the Maturity Date. Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.
          (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.
     2.2 Borrowing Procedures and Settlements
          (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Financial Person delivered to Lender (which notice must be received by Lender no later than 1:00 p.m. (New York time) on the Business Day that is
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the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Financial Person may give Lender telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice (but the failure to provide such written confirmation shall not affect the validity of the request).
          (b) Making of Advances. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds to Borrower’s Designated Account.
     2.3 Payments.
          (a) Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Lender later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
          (b) Application and Reversal of Payments.
               (i) All payments shall be remitted to Lender and all such payments, and all proceeds of Premium Finance Agreements, Borrower’s Accounts or other Collateral received by Lender, shall be applied as follows:
                    (A) first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,
                    (B) second, to pay interest then due in respect of the Advances, until paid in full,
                    (C) third, so long as no Event of Default has occurred and is continuing, and at Lender’s election, to pay amounts then due and owing by Borrower and its Subsidiaries in respect of Bank Products, until paid in full,
                    (D) fourth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,
                    (E) fifth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Lender (in form and substance satisfactory to Lender) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,
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                    (F) sixth, to pay any other Obligations (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Lender, to be held by Lender, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Lender to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Lender in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(i), beginning with tier (A) hereof)
                    (G) seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.
               (ii) In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.3(b) shall not apply to any payment by Borrower to Lender and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
               (iii) For purposes of the foregoing, “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
               (iv) In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such priority provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, then the terms and provisions of this Section 2.3 shall control and govern.
     2.4 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Lender pursuant to Section 2.1 is greater than the maximum amount allowed to be outstanding as set forth in Section 2.1 (an “Overadvance”), Borrower immediately, after receipt of written notice from Lender of such Overadvance, shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than Bank Product Obligations) become due and payable under the terms of this Agreement or the other Loan Documents.
     2.5 Interest Rates: Rates, Payments, and Calculations
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          (a) Interest Rates; Minimum Funding Amount. Except as provided in Section 2.5(c) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin. If on any day during the term of this Agreement, the Minimum Funding Amount then in effect exceeds the Daily Balance of the Obligations that have been charged to the Loan Account, then interest for such day shall be computed based upon the Minimum Funding Amount.
          (b) Default Rate. Upon the occurrence and during the continuation of an Event of Default, upon notice from Lender to Borrower (or automatically, without the necessity of any notice, upon the occurrence of an Event of Default under Section 8.4 or Section 8.5), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two percent (2.00%) above the per annum rate otherwise applicable hereunder.
          (c) Payment. Except to the extent, if any, provided to the contrary in Section 2.10 or Section 2.12, interest and all other fees payable hereunder shall be due and payable, in arrears, (i) on the first day of each month at any time that Obligations are outstanding or Lender has an obligation to extend credit hereunder, and (ii) on the Maturity Date. Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Expenses (as and when incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.
          (d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment
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received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     2.6 Cash Management
          (a) Borrower shall establish and maintain cash management services of a type and on terms satisfactory to Lender at the Collection Account Bank, and shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections to the Collection Account.
          (b) Collection Account Bank shall establish and maintain the Collection Account Agreement with Lender and Borrower. The Collection Account Agreement shall provide, among other things, that (i) all items of payment deposited in the Collection Account and proceeds thereof are subject to a Lien in favor of Lender, (ii) the Collection Account Bank has no rights of setoff or recoupment or any other claim against the Collection Account, other than for payment of its service fees and other charges directly related to the administration of the Collection Account and for returned checks or other items of payment, and (iii) the Collection Account Bank immediately will forward by daily sweep all amounts in the Collection Account to Lender’s Account.
          (c) The Collection Account shall be a cash collateral account, with all cash, checks and similar items of payment from time to time deposited thereto, and all balances therein, securing payment of the Obligations, and in which Borrower is deemed to have granted a Lien to Lender.
     2.7 Crediting Payments. The receipt of any payment item by Lender (whether from transfers to Lender by the Collection Account Bank pursuant to the Collection Account Agreement or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into the Lender’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.
     2.8 Designated Account. Lender is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Financial Person, or without instructions if pursuant to Section 2.5(b). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.
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     2.9 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower shall be charged with all Advances made by Lender to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account, including all amounts received in the Lender’s Account from the Collection Account. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including a reasonably detailed itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be prima facie evidence thereof, subject to objection as described below. Within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.
     2.10 Fees. Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):
          (a) Closing Fee. On the Closing Date, a closing fee of $400,000.
          (b) Unused Line Fees. On January 1, 2011, and on the first day of each subsequent month during the term of this Agreement, an unused line fee in an amount equal to (i) the amount by which (A) the Maximum Revolver Amount then in effect exceeds (B) the greater of (1) the average Daily Balance of Advances that were outstanding during the immediately preceding month and (2) the Minimum Funding Amount, multiplied by (ii) one-quarter of one percent (0.25%) per annum, payable in arrears.
          (c) Loan Administration Fee. On the first day of each calendar month during the term of this Agreement, a loan administration fee in the amount of $3,500, payable in arrears.
          (d) Audit, Appraisal and Valuation Charges. Audit, appraisal and valuation fees and charges as follows (i) a fee of $1,100 per person per day, plus reasonable and documented out-of-pocket expenses for each financial or collateral audit of Borrower performed by personnel employed by Lender, and (ii) the actual charges and expenses paid or incurred by Lender, or any third Persons engaged by Lender, to perform financial or collateral audits of Borrower, to appraise the Collateral or any portion thereof, or to assess Borrower’s business valuation, in an amount not to exceed $1,100 per person per day, plus reasonable and documented out-of-pocket expenses; provided that (A) so long as no Event of Default under Section 8.1, 8.2(a), 8.3, 8.4, 8.5, 8.8, 8.9, 8.16, 8.17, or 8.18 has occurred and is continuing, audits shall be conducted at Borrower’s expense no more frequently than three (3) times during any calendar year and (B) after the occurrence and during the continuation of an Event of Default under Section 8.1, 8.2(a), 8.3, 8.4, 8.5, 8.8, 8.9, 8.16, 8.17, or 8.18, audits may be conducted at Borrower’s expense as frequently as Lender shall determine in its Permitted Discretion.
      2.11 Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the
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interpretation, implementation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 2.11 for any reductions in return incurred more than 180 days prior to the date that Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          If Lender requests compensation under this Section 2.11, then Lender shall use reasonable efforts (which shall not require Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material or incur any unreimbursed cost or expense) (x) to file any certificate or document reasonably requested by Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices or branches, if such filing or assignment would materially reduce its claims for compensation under this Section 2.11. Borrower agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such filing or assignment, and Lender shall not be obligated to take any action described in this paragraph unless and until Borrower has provided Lender with satisfactory assurance of payment of any such costs and expenses.
     2.12 LIBOR Option.
          (a) LIBOR Election. Except as otherwise provided in this Section 2.12, interest on all of the Advances and other Obligations charged to the Loan Account shall at all times bear interest by reference to the LIBOR Rate and shall be LIBOR Rate Loans.
          (b) Special Provisions Applicable to LIBOR Rate.
               (i) The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining
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any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest by reference to the LIBOR Rate. In any such event, Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Borrower may, by notice to Lender (A) require Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made.
               (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates by reference to the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (A) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrower shall not be entitled to have the Advances and other Obligations charged to the Loan Account by reference to the LIBOR Rate until Lender determines that it would no longer be unlawful or impractical to do so.
               (iii) If Lender requests compensation under clause (i) above or Lender delivers a notice to Borrower described in clause (ii) above, then Lender shall use reasonable efforts (which shall not require Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material or incur any unreimbursed cost or expense) (x) to file any certificate or document reasonably requested by Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices or branches, if such filing or assignment would materially reduce its claims for compensation under clause (i) above or enable it to withdraw its notice pursuant to clause (ii) above, as the case may be, in the future. Borrower agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such filing or assignment, and Lender shall not be obligated to take any action described in this paragraph unless and until Borrower has provided Lender with satisfactory assurance of payment of any such costs and expenses.
          (c) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Lender nor any of its Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues by reference to the LIBOR Rate.
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3. CONDITIONS; TERM OF AGREEMENT.
     3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial Advance under this Agreement (or otherwise to extend any credit provided for hereunder) is subject to the fulfillment, to the satisfaction of Lender (the making of such initial extension of credit by Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the conditions precedent set forth below:
          (a) Lender shall have received a UCC Filing Authorization Letter, duly executed by Borrower, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;
          (b) Lender shall have received each of the following documents, in form and substance reasonably satisfactory to Lender, duly executed, and each such document shall be in full force and effect:
                    (i) this Agreement;
                    (ii) the Closing Certificates;
                    (iii) the Collection Account Agreement and the other Control Agreements, if any;
                    (iv) the Intercompany Subordination Agreement, together with copies of the executed Intercompany Subordinated Notes and all documents executed in connections therewith;
                    (v) the Servicing Agreement; and
                    (vi) the Fortegra Guaranty;
          (c) Lender shall have received copies of Borrower’s and Fortegra’s Governing Documents, as amended, modified, or supplemented as of the Closing Date, certified by the Secretary, Assistant Secretary or similar officer of such Person;
          (d) Lender shall have received certificates of status with respect to Borrower and Fortegra, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing (if applicable) in such jurisdiction;
          (e) Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Lender;
          (f) [RESERVED]
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          (g) Lender shall have received a certificate from an Authorized Financial Person, certifying (i) as to the truth and accuracy in all material respects on and as of the Closing Date of the representations and warranties of Borrower contained in Section 5 of this Agreement, (ii) the absence of any Defaults or Events of Default, and (iii) that after giving effect to the incurrence of Indebtedness under this Agreement and the other transactions contemplated by this Agreement, Borrower is Solvent;
          (h) Lender shall have received an opinion or opinions of Borrower’s and Fortegra’s counsel in form and substance reasonably satisfactory to Lender;
          (i) Lender shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;
          (j) Lender shall have completed its business, legal, and collateral due diligence, including a review of the legal structure of Borrower, LOTS, Fortegra and their Affiliates, a collateral audit and review of the books and records of Borrower and any of their Affiliates with business operations similar to those of Borrower, a collateral update review regarding those Premium Finance Agreements that Borrower intends to include as Eligible Premium Finance Agreements on the Borrowing Base Certificate delivered in connection with Lender’s initial Advance, a review of their collateral valuation methods, verification of each of such Person’s representations and warranties to Lender, and verification of third-party service providers, in each case, the results of which shall be satisfactory to Lender;
          (k) Lender shall have received completed reference checks with respect to Rick Kahlbaugh, Mike Vrban, Dan Reppert, Al Rokosz, Antimo Cesaro, Greg Cajilig, Fortegra, LOTS, and Borrower, the results of each of which are satisfactory to Lender in its sole discretion;
          (l) Lender shall have received (i) Fortegra’s and Borrower’s audited financial statements for their fiscal year ended December 31, 2009, (ii) Fortegra’s unaudited consolidated balance sheet and income statement for the month ended April 30, 2010, covering such Person’s and its Subsidiaries’ operations during such period and the year-to date period ending thereon, and (iii) Borrower’s unaudited balance sheet and operating summary for the month ended April 30, 2010, covering such Person’s and its Subsidiaries’ operations during such period and the three-month period ending thereon;
          (m) Lender shall have received Borrower’s Closing Date Business Plan;
          (n) Borrower shall pay all Lender Expenses then due and payable and invoiced at least one Business Day prior to the Closing Date that are incurred in connection with the transactions evidenced by this Agreement;
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          (o) Lender shall have received Borrower’s Required Procedures, which Required Procedures shall be consistent with those previously represented to Lender and shall be acceptable to Lender in its sole discretion;
          (p) Lender shall have received evidence satisfactory to Lender either that any Person having a Lien (except for Permitted Liens, if any) with respect to the assets of Borrower shall have released such Lien or that such Lien shall be automatically terminated upon the funding of the Advances to be made on the Closing Date;
          (q) Borrower and Fortegra shall have received all other licenses, approvals or evidence of other actions required by any Governmental Authority, if any, in connection with the execution and delivery by Borrower or Fortegra of the Loan Documents to which it is a party or with the consummation of the transactions contemplated thereby;
          (r) Lender shall have received satisfactory evidence that as of the date of the initial Advance, Borrower has a Tangible Net Worth of not less than $8,000,000;
          (s) Lender’s counsel shall have received and reviewed all standard documentation evidencing, governing, securing and guaranteeing the Premium Finance Agreements, and been satisfied such documentation provides Borrower and Lender with appropriate rights and remedies to enforce any necessary collection actions with respect to such Premium Finance Agreements;
          (t) (i) At the time of such initial Advance, the aggregate outstanding amount funded by Borrower out of its own funds under existing Premium Finance Agreements shall be not less than $5,000,000, and (ii) the amount of such initial Advance shall not exceed ninety percent (90%) of the aggregate Net Balance of those Eligible Premium Finance Agreements that that were not included in the calculation necessary to satisfy the condition precedent set forth in the immediately preceding clause (i); and
          (u) As of the Closing Date, Al Rokosz shall have assumed the position of Director of Finance and Operations of Borrower.
     3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the following conditions subsequent (any failure by Borrower to satisfy or cause the satisfaction of each of such conditions subsequent constituting an Event of Default):
          (a) Within 60 days after the Closing Date, Borrower shall have completed the implementation of an ERS;
          (b) Within 120 days after the Closing Date, Lender shall have received the disaster recovery plan for Borrower and its Affiliate, Bliss & Glennon, Inc., which plan shall be acceptable to Lender in its sole discretion;
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          (c) Within 210 days after the Closing Date, Borrower shall have completed the relocation of Borrower’s Chief Marketing Officer, Mr. Antimo Cesaro, to Fortegra’s chief executive office in Jacksonville, Florida; and
          (d) Within 210 days after the Closing Date, Borrower shall have completed the relocation of its servicing operations to the offices of its Affiliate, Bliss & Glennon, Inc., in Redondo Beach, California. Prior to the completion of such relocation, Borrower shall use commercially reasonable efforts to obtain and deliver to Lender a Collateral Access Agreement related to Borrower’s office location at 21535 Hawthorne Boulevard, Torrance, California, executed by Borrower and the landlord with respect thereto.
     3.3 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advance hereunder at any time (or to extend any other credit hereunder), including the initial Advance, shall be subject to the following conditions precedent:
          (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
          (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their respective Affiliates;
          (d) Lender shall have received a Borrowing Base Certificate which includes a calculation of the Borrowing Base as of the date immediately preceding the date of the requested Advance after giving effect to such Advance; and
          (e) the amount of such Advance shall not exceed ninety percent (90%) of the aggregate Net Balance of those Eligible Premium Finance Agreements that were not included in the calculation necessary to satisfy the condition precedent set forth in Section 3.1(u)(i).
     3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
     3.5 Effect of Termination. On the Termination Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, obligations, or covenants hereunder or under any other Loan Document and the Lender’s Liens in the Collateral shall remain in effect until all
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Obligations have been have been paid in full and Lender’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been have been paid in full and Lender’s obligations to provide additional credit under the Loan Documents have been terminated, Lender will, at Borrower’s sole expense, execute and deliver, or authorize the filing of, any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably requested by Borrower to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.
     3.6 Early Termination by Borrower. Borrower has the option, at any time upon 90 days prior written notice to Lender, to terminate this Agreement by repayment in full to Lender of the Obligations, including the Applicable Early Termination Fee, if any. If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.6, then Lender’s obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay in full the Obligations, together with the Applicable Early Termination Fee, if any, on the date set forth as the date of termination of this Agreement in such notice.
4. CREATION OF SECURITY INTEREST.
     4.1 Grant of Security Interest. Borrower hereby grants to Lender (and any Bank Product Provider to the extent that it has provided Bank Products to Borrower or its Subsidiaries), a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Lender’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower.
     4.2 Premium Finance Agreements and Negotiable Collateral. In the event that any Premium Finance Agreement is evidenced by an original hardcopy document, upon request by Lender, Borrower shall cause the original of such Premium Finance Agreement to be delivered to Lender, or to a third party custodian acceptable to Lender in Lender’s sole and absolute discretion (the “Collateral Agent”) pursuant to a Collateral Agency Agreement in form and substance acceptable to Lender (a “Collateral Agency Agreement”) in Lender’s sole and absolute discretion. Prior to any such request by Lender, unless and until Borrower has determined that the original of any such Premium Finance Agreement is not necessary for the enforcement thereof and has stored such Premium Finance Agreement in electronic form in accordance with Section 4.8, Borrower shall maintain and preserve in its possession the original of any such Premium Finance Agreement. In the event that any other Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender, duly endorsed by Borrower as follows: “Pay to the order of Wells Fargo Capital Finance, LLC”, provided, however, Borrower may deliver
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Negotiable Collateral to a Collateral Agent pursuant to a Collateral Agency Agreement in form and substance acceptable to Lender in Lender’s sole and absolute discretion.
     4.3 Collection of Premium Finance Receivables, Accounts, General Intangibles and Chattel Paper. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Obligors or other obligors that Premium Finance Receivables and other General Intangibles, Accounts or chattel paper of Borrower have been assigned to Lender or that Lender has a security interest therein, or (b) collect the Premium Finance Receivables, Accounts, chattel paper or General Intangibles of Borrower directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Lender, as the Lender’s trustee, any Collections that it receives and immediately upon request by Lender will deliver said Collections to the Collection Account in accordance with Section 2.6, in their original form as received by Borrower.
     4.4 Delivery of Additional Documentation Required. At any time upon the reasonable request of Lender, Borrower shall execute and deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) that Lender may request in its Permitted Discretion, in form and substance satisfactory to Lender, to perfect and continue perfected or better perfect the Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Lender in any Real Property acquired by Borrower after the Closing Date. To the maximum extent permitted by Applicable Law, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office to the extent that Borrower does not promptly take such action upon the reasonable request of Lender. In addition, on or prior to the later to occur of (i) 30 days following such registration and (ii) the date of the required delivery under Section 6.3(a) of the monthly financial statements following such registration (or such longer period as to which Lender may consent), Borrower shall (a) provide Lender with a report of all new patents, copyrights, and trademarks registered or applied for by Borrower with the United States Patent and Trademark Office or the U.S. Copyright Office during the prior period and (b) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents (including Schedule 5.15) to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.
     4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney-in-fact, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) endorse Borrower’s name on any Collection item that may come into Lender’s possession, (c) at any time that an Event of Default has occurred and is continuing: (i) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, (ii) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (iii) prepare, file, and sign Borrower’s name to a proof of claim in bankruptcy or
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similar document against any Obligor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral, (iv) receive, open and dispose of all mail addressed to Borrower, and notify postal authorities to change the address for delivery thereof to such address as Lender may designate, (v) use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral, and (vi) request or demand payment of Premium Finance Receivables, exercise notification or cancellation rights under Premium Finance Agreements, and settle and adjust disputes and claims respecting the Premium Finance Receivables directly with Obligors or Insurers, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary in connection therewith, and (d) do all other acts and things necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement. The appointment of Lender as Borrower’s attorney-in-fact, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been paid in full and Lender’s obligations to extend credit hereunder are terminated.
     4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, from time to time (a) during normal business hours so long as no Default or Event of Default is in existence and no Material Adverse Change has occurred or (b) otherwise, in Lender’s Permitted Discretion, to inspect the Books, to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, to access and examine all records available to Borrower from any credit reporting service, bureau or similar service and to make copies of any such records, to visit the properties of Borrower or any real property included in the Premium Finance Collateral, to discuss Borrower’s business, assets, liabilities, financial condition, results of operations and business prospects, insofar as the same are reasonably related to the rights of Lender hereunder or under any of the Loan Documents, with Borrower’s principal officers, and independent accountants and other professionals providing services to Borrower, and to verify any matter relating to the Collateral, provided, that nothing herein shall be construed to grant Lender any rights of examination and inspection with respect to any Obligor which are greater than Borrower’s rights of examination and inspection with respect to such Obligor; and provided, further, that in the absence of the existence of an Event of Default, Lender shall not exercise its rights under this Section 4.6 more often than four times during any calendar year.
     4.7 Control Agreements. Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of Borrower, Lender, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower in a manner adverse to Lender without the prior written consent of Lender. Upon the occurrence and during the continuance of an Event of Default, Lender may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender’s Account to be applied to payment of the Obligations in accordance with Section 2.3(b).
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     4.8 Premium Finance Documents. Borrower will maintain electronic copies of all Premium Finance Documents in a secure manner with off site back up arrangements reasonably satisfactory to Lender. Borrower will provide to Lender copies of any Premium Finance Documents and access to such electronic records and back up as Lender may request.
     4.9 Borrower’s Perfection. Borrower represents to Lender that all appropriate financing statements, and all related statements of assignment or amendment in order to cause Borrower to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as may be required to perfect and protect in favor of Borrower all security interests, liens and rights evidenced by all Premium Finance Documents with respect to all personal property of any Obligor securing Premium Finance Receivables existing as of the Closing Date, and that such filings remain effective as of such date. Unless otherwise expressly agreed by Lender, Borrower covenants that it will take all action necessary to maintain the effectiveness of such filings so long as the relevant Premium Finance Document remains effective. Lender is authorized to file any UCC-3 statements of continuation, assignment or amendment as it may determine in its discretion to be necessary to enable it to protect and maintain its interests under this Agreement. Borrower shall deliver such other financing statements and amendments thereof, in form and substance satisfactory to Lender, as Lender may request in order to protect and maintain its security interests under this Agreement.
     4.10 ERS. Lender (through any of its officers, employees, or agents) shall have the right, from time, to time to access the ERS for all purposes relating to this Agreement, including without limitation, to test and verify system integrity and functionality, obtain information in respect of the Collateral and otherwise administer this Agreement. Borrower will provide Lender with a current and complete copy of any and all consulting or other agreements with any Person for administering, operating or maintaining the ERS. Lender shall have the right at any time to request information from such Person in respect of the ERS or the Collateral and Borrower hereby irrevocably authorizes and directs such Person to provide any such requested information to Lender. A copy of this Agreement shall be sufficient to evidence such authorization and Borrower agrees to indemnify and hold such Person harmless in connection with compliance with Borrower’s authorization and directive herein. Borrower agrees that all right, title and interest of Borrower under any such consulting or other agreement are covered by the Lender’s Liens.
5.	REPRESENTATIONS AND WARRANTIES.
          In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance made thereafter, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     5.1 No Encumbrances. Borrower has good and indefeasible title to the Collateral (other than (a) minor defects in title to Real Property that do not materially interfere with Borrower’s ability to conduct its business or to utilize such assets for their intended purposes and
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(b) except where the failure to have such title to Real Property could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change), free and clear of Liens except for Permitted Liens.
     5.2 Premium Finance Agreements. Unless otherwise disclosed to Lender in writing, with respect to each Premium Finance Agreement reflected in the computations included in any Borrowing Base Certificate: (a) such Premium Finance Agreement meets the criteria enumerated in the definition of “Eligible Premium Finance Agreement,” (b) such Premium Finance Agreement is maintained in electronic format and is available to Borrower and Lender by computer, (c) such Premium Finance Agreement represents bona fide existing obligations created by the lending of money by Borrower to an Obligor in the ordinary course of Borrower’s business and is unconditionally owed to Borrower without any defenses asserted or threatened in writing, disputes, offsets or counterclaims or rights of cancellation, (d) such Premium Finance Agreement has been documented on Approved Forms in accordance with the Required Procedures and Applicable Law, (e) Borrower has a valid and enforceable first priority Lien in all unearned insurance premiums and dividends with respect to such Premium Finance Agreement, which Lien is assignable to and enforceable by Borrower pursuant to this Agreement, (f) all premiums in respect of the insurance contract identified in such Premium Finance Agreement have been paid and the Insurer thereon is irrevocably obligated to refund or rebate any unearned premiums from time to time payable thereon directly to or for the account of Borrower, (g) Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of the Obligor thereon, or the related Insurer, or actual or threatened litigation regarding the validity or enforceability thereof, (h) all taxes, fees and other charges (including documentary taxes and stamp fees) due and payable to any Governmental Authority with respect to the execution, delivery and assignment of such Premium Finance Agreement have been paid in full, except where the failure to make any such payment could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, and (i) Borrower is the sole legal and beneficial owner thereof and no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold to any Person or is otherwise outstanding with respect thereto.
     5.3 Equipment. All of Borrower’s Equipment is used or held for use in Borrower’s business and is fit for such purposes other than as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
     5.4 Location of Books, Inventory and Equipment. Except as set forth on Schedule 5.4, the Books are not stored with a bailee, warehouseman, or similar party and are located in Borrower’s possession only at the locations identified on Schedule 5.4, as delivered on the Closing Date or as subsequently updated by Borrower pursuant to Section 6.9. All Inventory and Equipment of Borrower is located at the locations identified on Schedule 5.4, as delivered on the Closing Date or as subsequently updated by Borrower pursuant to Section 6.9 (or is otherwise out for repair or in transit).
     5.5 Books. All Books, including all Books in respect of Premium Finance Receivables, are true, correct and complete in all material respects.
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     5.6 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in Schedule 5.6, as delivered on the Closing Date or as subsequently updated by Borrower pursuant to Section 7.18, and Borrower’s FEIN is identified in Schedule 5.6.
     5.7 Due Organization and Qualification; Subsidiaries
          (a) Each of Borrower and Fortegra is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change. Borrower is not required to obtain any licenses, permits or approvals from any Governmental Authority in order to engage in its line of business which it has not duly obtained, other than such licenses, permits or approvals the failure of which to obtain could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change. Set forth on Schedule 5.7(a), is a complete list of the licenses, permits or approvals from any Governmental Authority held by Borrower.
          (b) Set forth on Schedule 5.7(b), is a complete and accurate description of the Stock of Borrower, Borrower’s Subsidiaries, and Fortegra, that are issued and outstanding as of the Closing Date, by class. Other than as described on Schedule 5.7(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of the Stock of Borrower, Borrower’s Subsidiaries, or Fortegra, including any right of conversion or exchange under any outstanding security or other instrument. None of Borrower, Borrower’s Subsidiaries, or Fortegra is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of their respective Stock or any security convertible into or exchangeable for any of their respective Stock.
          (c) Except as listed on Schedule 5.7(c), (i) no Affiliate of Borrower is an insurance company or is engaged in the business of producing or writing insurance policies, and (ii) to Borrower’s knowledge and solely to the extent that Summit Partners remains an Affiliate of Fortegra or any Person in which Fortegra owns directly or indirectly an ownership interest or in which Fortegra is a partner or joint venturer, Borrower does not produce or write insurance policies for any Affiliate of Summit Partners that is not an Affiliate of Borrower.
     5.8 Due Authorization; No Conflict.
          (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.
          (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate (A) any provision of federal, state, or local law or regulation applicable to Borrower, (B) the Governing Documents of Borrower, or (C) any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties
LOAN AND SECURITY AGREEMENT — Page 44

or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of Borrower that has not been obtained, except with respect to clauses (b)(i) through (b)(iv) (other than clause (b)(i)(B)), to the extent that such violation, conflict, breach, default, creation or imposition of Lien or failure to obtain approval could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
          (c) Other than the filing of the financing statements necessary to perfect the Liens on the Collateral granted in favor of Lender, such consents, approvals and notices that have been made or obtained or those registrations, consents, approvals and notices the failure of which to make or obtain could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, the execution, delivery, and performance by Borrower and the other Persons party to this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Persons.
          (d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
          (e) The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.
     5.9 Litigation. Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened in writing against Borrower, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters that reasonably could not be expected to result in a Material Adverse Change.
     5.10 No Material Adverse Change. All financial statements relating to Borrower that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to Lender on or before the Closing Date.
     5.11 Fraudulent Transfer.
          (a) Borrower is Solvent.
          (b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement
LOAN AND SECURITY AGREEMENT — Page 45

or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.
     5.12 Employee Benefits. Except as set forth on Schedule 5.12 or as disclosed in writing to Lender none of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
     5.13 Environmental Condition. Except as set forth on Schedule 5.13 or with respect to any matter that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, (a) to Borrower’s knowledge, none of the real estate owned or leased by Borrower has ever been used by Borrower or to its knowledge by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of the real estate owned or leased by Borrower has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or leased by Borrower, and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.
     5.14 Brokerage Fees. Except as set forth on Schedule 5.14, neither Borrower nor any of its Affiliates has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement, and any brokerage commission or finders fee payable in connection herewith shall be the sole responsibility of Borrower.
     5.15 Intellectual Property. Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently or proposed to be conducted. Schedule 5.15, as delivered on the Closing Date or as subsequently updated by Borrower pursuant to Section 4.4, is a true, correct, and complete listing of all material United States federal patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee.
     5.16 Leases. Borrower is not party to any lease agreement other than the agreements described in Schedule 5.16, as delivered on the Closing Date or as subsequently updated by Borrower pursuant to Section 6.9. No Books or Records are located on any leased premises except as described in Schedule 5.16, as delivered on the Closing Date or as updated by Borrower pursuant to Section 6.9.
     5.17 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.17, as delivered on the Closing Date or as subsequently updated by Borrower pursuant to Section 7.19, are all of Borrower’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and
LOAN AND SECURITY AGREEMENT — Page 46

(b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
     5.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents, but excluding any Projections or projections and information of a general economic or industry specific nature) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Lender (other than any Projections or projections and information of a general economic or industry specific nature) will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections or projections are delivered to Lender, such additional Projections or projections will represent Borrower’s good faith estimate of its future performance for the periods covered thereby, based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such Projections and other projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections or projections may differ from the projected results.
     5.19 Indebtedness. The Borrower has no Indebtedness outstanding other than the Indebtedness identified on Schedule 5.19 or as permitted under Section 7.1.
     5.20 Compliance. The Approved Forms, the Required Procedures, the Premium Finance Documents and all actions and transactions by Borrower in connection therewith comply in all material respects with all Applicable Laws.
     5.21 Servicing. As of the Closing Date, Borrower is acting as Servicer, subject to the terms of this Agreement and the Servicing Agreement. Borrower has the requisite knowledge, experience, expertise and capacity to service the Premium Finance Receivables.
6. AFFIRMATIVE COVENANTS.
     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:
     6.1 Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information required to be provided to Lender hereunder.
     6.2 Collateral Reporting. Provide Lender with the following documents at the following times in form reasonably satisfactory to Lender and signed by the Chief Operating Officer or Operations Manager of Borrower:
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Prior to any Advance	(a) a calculation of the Borrowing Base as of such date (including detailed information regarding Premium Finance Receivables, including balance, status and collateral relating thereto),

Monthly (on or before the 10th day of each month)	(b) a detailed calculation and reconciliation of the Borrowing Base (including aging reports, exposure reports by insurance company and by insurance agent in respect of Premium Finance Receivables, and such other information reasonably requested by Lender), and containing all other information reasonably requested by Lender (upon the establishment of the ERS, Borrower shall provide such calculation and reconciliation in a form sufficient for an ERS determination of the Borrowing Base),

(c) aging reports for all of Borrower’s Accounts, including Premium Finance Receivables containing all information reasonably requested by Lender, calculated by the ERS or in a form otherwise reasonably acceptable to Lender,

(d) detailed information regarding Premium Finance Receivables, including balance, status and collateral relating thereto, static loss reports, and all other information reasonably requested by Lender,

Upon request by Lender	(e) an updated schedule of outstanding Subordinated Debt, including the principal amount outstanding to each holder of Subordinated Debt and such other information as Lender may require, and

(f) such other reports as to the Collateral, or the financial condition of Borrower, as Lender may reasonably request.
Borrower agrees to cooperate fully with Lender to facilitate and maintain the ERS in order to provide electronic reporting of each of the items set forth above.
     6.3 Financial Statements, Reports, Certificates. Deliver to Lender:
          (a) as soon as available, but in any event within 30 days after the end of each month (other than the last month of a fiscal year of Borrower) during each fiscal year of Borrower, and within 45 days after the end of the last month of each fiscal year of Borrower,
               (i) a company prepared consolidated balance sheet, income statement, and statement of cash flow, covering Borrower’s and its Subsidiaries’ operations during such period,
               (ii) a certificate signed by an Authorized Financial Person to the effect that:
                    (A) the financial statements delivered under this clause (a) have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to
LOAN AND SECURITY AGREEMENT — Page 48

year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,
                    (B) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and
                    (C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and
               (iii) for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20,
          (b) as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years, consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender in Lender’s sole and absolute discretion (Lender acknowledges that as of the Closing Date the firms of PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte & Touche and Grant Thornton LLP are acceptable to Lender) and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),
          (c) as soon as available, but in any event no later than 30 Business Days after the start of each of Borrower’s fiscal years, copies of Borrower’s Projections, in form reasonably satisfactory to Lender, for the forthcoming year, month by month, certified by an Authorized Financial Person as being such Person’s good faith estimate of the financial performance of Borrower during the period covered thereby, and for each fiscal year thereafter, on a quarterly basis, certified by an Authorized Financial Person as being such Person’s good faith estimate of the financial performance of Borrower during the period covered thereby,
          (d) as soon as available, but in any event within 45 days after the end of each fiscal quarter during each fiscal year of Fortegra, a company prepared consolidated balance sheet, income statement, and statement of cash flow, covering Fortegra’s and its Subsidiaries’ operations during such period, together with a certificate signed by the chief financial officer, chief accounting officer, or treasurer of Fortegra to the effect that the financial statements delivered under this clause (d) have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Fortegra and its Subsidiaries,
          (e) as soon as available, but in any event within 120 days after the end of each of Fortegra’s fiscal years, consolidated financial statements of Fortegra and its Subsidiaries for
LOAN AND SECURITY AGREEMENT — Page 49

each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender in Lender’s sole and absolute discretion (Lender acknowledges that as of the Closing Date the firms of PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte & Touche and Grant Thornton LLP are acceptable to Lender) and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ final letter to management),
          (f) promptly, any other information that is provided by Borrower or Fortegra to its shareholders generally,
          (g) if and when filed by Borrower and as requested by Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) Borrower conducts business or is required to pay any such excise tax, (ii) where Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower, or (iii) where Borrower’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,
          (h) promptly (and in any case within two (2) Business Days) after any Authorized Person of Borrower obtains (i) knowledge of the existence of a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto, or (ii) notice of any Environmental Action which reasonably could be expected to result in a Material Adverse Change, notice thereof,
          (i) (i) promptly (and in any case within two (2) Business Days), notice if any Authorized Person of Borrower or Fortegra ceases to continue to hold such position, and (ii) promptly (and in any case within five (5) Business Days), notice if more than 30% of the employees of Borrower or Fortegra involved in the servicing of the Premium Finance Agreements who have been employed for longer than six months cease, within any period of sixty (60) consecutive days, to continue to hold such positions, and
          (j) upon the request of Lender, any other information reasonably requested relating to the financial condition of Borrower.
No Subsidiary of Borrower will have a fiscal year different from that of Borrower.
     6.4 Relationship with Obligors. Borrower shall promptly deliver to Lender copies of all write-ups, credit reports, invoices, statements, payment histories, status reports, and other documents and information relating to Premium Finance Agreements and Premium Finance Receivables as Lender may reasonably request.
     6.5 Title to Property. Upon Lender’s request, promptly deliver to Lender, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Personal Property Collateral.
     6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition,
LOAN AND SECURITY AGREEMENT — Page 50

ordinary wear and tear and casualty and condemnation excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder, except, in each case, where the failure to maintain, preserve or comply could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
     6.7 Taxes. Cause all assessments, withholdings and taxes of, or imposed by, any Governmental Authority, whether real, personal, or otherwise, due and payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before the same may be overdue by more than 30 days or result in a Lien that is not a Permitted Lien, except to the extent that the validity of such assessment, withholding or tax shall be the subject of a Permitted Protest or that the failure to pay could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
     6.8 Insurance
          (a) At Borrower’s expense, maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses in the same locations as Borrower. Borrower also shall maintain business interruption, and public liability insurance, as well as insurance against fraud, larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is customary with other Persons engaged in the same or similar businesses in the same locations as Borrower. Borrower shall deliver copies of all such policies to Lender with a reasonably satisfactory lender’s loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.
          (b) Borrower shall give Lender prompt notice of any loss covered by such insurance. After the occurrence and during the continuation of an Event of Default, Lender shall have the exclusive right and may (but shall not be obligated) to adjust any losses payable under any such insurance policies in excess of $50,000, without any liability of Lender to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to an account controlled by Lender to be applied at the option of Borrower either to (i) the prepayment of the Obligations or (ii) under staged payment terms reasonably satisfactory to Lender, for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.
          (c) Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Lender is included thereon as named insured with the loss payable to Lender under a lender’s loss payable endorsement or its equivalent. Borrower promptly shall notify Lender whenever
LOAN AND SECURITY AGREEMENT — Page 51

such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.
     6.9 Location of Books, Inventory and Equipment. Keep its Books, Inventory and Equipment only at the locations identified on Schedule 5.4 (or as otherwise out for repair or in transit); provided however, that Borrower may amend Schedule 5.4 or Schedule 5.16 so long as such amendment occurs by written notice to Lender prior to the date on which any Books, Inventory or Equipment of Borrower is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender’s Liens on such assets, and also uses commercially reasonable efforts to provide to Lender a Collateral Access Agreement.
     6.10 Compliance with Laws. Cause the Approved Forms, the Required Procedures, all Premium Finance Documents and all actions and transactions by Borrower in connection therewith to comply in all material respects with all Applicable Laws, except to the extent that the failure to so comply could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
     6.11 Leases. Cause Borrower to pay when due all rents and other amounts payable under any lease agreement with respect to leased premises where any of the Premium Finance Documents or Books are located, in each case unless such payments are the subject of a Permitted Protest.
     6.12 Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower’s obtaining financing from Lender under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from Lender under this Agreement.
     6.13 Existence. At all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to Borrower’s businesses, except to the extent that the failure to maintain any such rights or franchises could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
     6.14 Environmental. Except to the extent to which the failure to do so could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, and (c) take any Remedial Actions required to abate any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or otherwise to come into compliance with applicable Environmental Law.
LOAN AND SECURITY AGREEMENT — Page 52

     6.15 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof (unless a longer period of time is specifically provided for in another Section of this Agreement), (a) notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.
     6.16 Collateral Access. Use commercially reasonable efforts to cause to be maintained in full force and effect Collateral Access Agreements in connection with all Personal Property Collateral as necessary to give Lender, as collateral assignee of Borrower, access to such property.
     6.17 [RESERVED].
     6.18 Servicing. Unless replaced with the prior written consent of Lender and subject to the terms of the Servicing Agreement, Borrower will service all Premium Finance Agreements in accordance with the Required Procedures and otherwise as reasonably necessary to maximize Collections to be realized in respect thereof.
     6.19 ERS. Borrower will use commercially reasonable efforts and cooperate with Lender to cause the ERS to be fully operational and functional. Upon the establishment of the ERS, Borrower shall commence utilizing the ERS for electronic reporting as required by this Agreement.
7. NEGATIVE COVENANTS.
          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:
     7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
          (a) Indebtedness evidenced by this Agreement, the other Loan Documents and the Bank Product Agreements and with respect to any Hedge Obligations,
          (b) Subordinated Debt,
          (c) other Indebtedness set forth on Schedule 5.19,
          (d) Permitted Purchase Money Indebtedness,
          (e) Refinancing Indebtedness with respect to Indebtedness permitted under clauses (c) and (d) of this Section 7.1,
          (f) endorsement of instruments or other payment items for deposit,
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          (g) Indebtedness of Borrower and its Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence,
          (h) Obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by Borrower or any of its Subsidiaries in the ordinary course of business,
          (i) Indebtedness of Borrower and its Subsidiaries consisting of the financing of insurance premiums required to be paid under insurance policies required by Section 6.8, and
          (j) Obligations in respect of Cash Management Services provided to Borrower or its Subsidiaries in the ordinary course of business.
     7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).
     7.3 Restrictions on Fundamental Changes
          (a) Enter into any merger, consolidation, or recapitalization, or reclassify its Stock, or make any material change that is adverse to Lender to any of its Governing Documents.
          (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
          (c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.
     7.4 Disposal of Assets. Convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower’s assets other than Permitted Dispositions.
     7.5 Change Name. Change Borrower’s name, FEIN, state of organization, corporate structure or organizational identity, unless Borrower has provided prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender’s Liens.
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     7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower in the ordinary course of business or which are transmitted or turned over to Lender; provided that Guarantees restricted by this Section 7.6 will not be deemed to include contingent obligations or guarantees incurred in the ordinary course of business with respect to obligations not constituting Indebtedness.
     7.7 Nature of Business. (a) Engage directly or indirectly in any line of business or activity other than that of an insurance premium finance company that finances, originates or services insurance premium loans for property and casualty insurance policies, or (b) operate or originate Premium Finance Agreements in any market or jurisdiction other than those listed on Schedule 7.7 without Lender’s prior written consent.
     7.8 Prepayments and Amendments; Payment on Subordinated Debt.
          (a) Prepay, redeem, defease, purchase, or otherwise acquire any Subordinated Debt of Borrower or make any other payments thereon, except to the extent that (A) prior to and after giving effect to any such payment on such Subordinated Debt, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) such payment is not prohibited by the Subordination Agreement relating thereto and (C) the holder of such Subordinated Debt is not in breach of such Subordination Agreement or the terms and conditions of any other agreement with Borrower or Lender; and provided, further, that no Event of Default shall occur under this Agreement as a result of any such payment (x) to the extent such payment does not exceed $100,000 and resulted solely from inadvertence or mistake and (y) within 3 days of discovery thereof, the amount of such payment is refunded to Borrower or proceeds of new equity or Subordinated Debt is received by Borrower in an amount equal to the amount of such payment.
          (b) Amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing Indebtedness in a manner adverse to Lender.
     7.9 [RESERVED].
     7.10 Approved Forms; Required Procedures. Make any changes or revisions in any material respect to the Approved Forms, the Required Procedures or Borrower’s underwriting standards that would represent more liberal lending guidelines or procedures than in effect as of the Closing Date, except changes or modifications as may be approved in writing by Lender in the exercise of its Permitted Discretion, or use any form of Premium Finance Agreement other than an Approved Form which is in compliance with Applicable Laws.
     7.11 Modification of Premium Finance Receivables. Modify any Premium Finance Receivables or Premium Finance Documents, other than to ensure compliance with Applicable Laws, without the prior written consent of Lender.
     7.12 Distributions. Make any Restricted Payments; provided, that Borrower may (a) make payments on Subordinated Debt to the extent permitted by Section 7.8, and (b) make
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distributions on its Stock on a quarterly basis provided that (i) both prior to and after giving effect to any such distribution no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) Borrower has provided to Lender its financial statements for the most recently completed quarter and certified to Lender that the condition set forth in clause (i) above is satisfied.
     7.13 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or permitted under GAAP).
     7.14 Investments. Directly or indirectly, form or acquire any Subsidiaries or make or acquire any other Investment other than Permitted Investments.
     7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower, or, solely to the extent that Summit Partners remains an Affiliate of Fortegra or any Person in which Fortegra owns directly or indirectly an ownership interest or in which Fortegra is a partner or joint venturer, with any Person that Borrower knows is an Affiliate of Summit Partners, except for transactions that are in the ordinary course of Borrower’s business and upon terms and conditions that are not materially less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate; provided that the foregoing restriction will not apply to the following:
          (a) reasonable and customary fees payable to any directors of Borrower and its Subsidiaries (or any direct or indirect parent of Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of Borrower and its subsidiaries (or any direct or indirect parent of Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of Borrower and its Subsidiaries,
          (b) expense reimbursement and employment, severance and compensation arrangements entered into by Borrower and its Subsidiaries (or any direct or indirect parent of Borrower to the extent attributable to the operations of Borrower and its Subsidiaries) with their directors, officers, employees, members of management and consultants in the ordinary course of business,
          (c) the payment of reasonable and customary indemnities to directors, officers, employees, members of management and consultants of Borrower and its Subsidiaries (or any direct or indirect parent of Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of Borrower and its Subsidiaries,
          (d) Restricted Payments permitted under Section 7.12, and
          (e) transactions between Borrower and Bliss & Glennon, Inc. relating to the financing, origination or servicing of insurance premium loans for property and casualty insurance policies in the ordinary course of Borrower’s business, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.
     7.16 Suspension. Suspend or go out of a substantial portion of its business.
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     7.17 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement and the other Loan Documents and (b) on and after the Closing Date, to finance the origination of Premium Finance Agreements in the ordinary course of Borrower’s business and for working capital.
     7.18 Change in Location of Chief Executive Office. Relocate its chief executive office unless Borrower has provided to Lender prior written notification thereof, an updated version of Schedule 5.6, and any financing statements or fixture filings necessary to perfect and continue perfected the Lender’s Liens.
     7.19 Securities and Deposit Accounts. Establish or maintain any Securities Account or any Deposit Account, or transfer any assets to any Securities Account or any Deposit Account, unless Borrower has provided to Lender an updated version of Schedule 5.17 and Lender shall have received a Control Agreement in respect of such Securities Account or such Deposit Account. Borrower shall not transfer assets out of any Securities Account or any Deposit Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use assets in any Securities Account or any Deposit Account (and the proceeds thereof) to the extent not prohibited by this Agreement.
     7.20 Financial Covenants.
          (a) Fail to maintain, for Borrower:
               (i) Minimum Tangible Net Worth. At all times, Tangible Net Worth equal to or greater than the Tangible Net Worth Requirement.
               (ii) Minimum Interest Coverage Ratio. As of the last day of each fiscal month of Borrower, an Interest Coverage Ratio for the three-month period then ended (or, as of the last day of the first or second full fiscal months after the Closing Date, for the one-month or two-month period then ended, as applicable), greater than or equal to 1.20 to 1.00.
               (iii) Maximum Leverage Ratio. As of the last day of each fiscal month of Borrower, a ratio of (A) Indebtedness (excluding Subordinated Debt) to (B) Tangible Net Worth plus Subordinated Debt, equal to or less than 5.50 to 1.00.
               (iv) Maximum Cancelled Insurance Policy Ratio. As of the last day of each fiscal month of Borrower, a ratio (expressed as a percentage) for the 12-month period then ended (or, as of the last day of each of the first 11 full fiscal months after the Closing Date, for the number of full fiscal months after the Closing Date then ended) of (a) the aggregate Gross Value of Premium Finance Agreements cancelled during such period, to (b) the aggregate Gross Value of new Premium Finance Agreements originated during such period, equal to or less than 12%.
     7.21 Participations. Sell participations or any other ownership interest in any Premium Finance Receivable.
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8. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1 If (a) Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal or interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), or (b) Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations, and in the case of a payment described in this clause (b) such failure shall continue unremedied for a period of 5 Business Days;
     8.2 If Borrower fails or neglects to (a) perform, keep, or observe any covenant or other provision contained in Sections 2.6, 6.1, 6.2, 6.6, 6.8, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, or 6.19, or Section 7 of this Agreement, or any comparable provision contained in any of the other Loan Documents; (b) perform, keep, or observe any covenant or other provision contained in Sections 6.3, 6.4, 6.5, 6.7, 6.9, 6.10 or 6.11 hereof and such failure continues for a period of 20 days after the date on which such failure first occurs, or (c) perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in this Section 8.2), including failure to satisfy a condition subsequent set forth in Section 3.2 within the period stated, or the other Loan Documents, and such failure continues for a period of 30 Business Days after the date on which such failure first occurs;
     8.3 If any portion of Borrower’s or its Subsidiaries’ assets having a value in excess of $200,000 is attached, seized, subjected to a writ or distress warrant, or levied upon, by any third Person or Governmental Authority, and such Lien is not discharged, vacated, released, or stayed within 45 days of the occurrence thereof;
     8.4 If an Insolvency Proceeding is commenced by Borrower, any of Borrower’s Subsidiaries, or any Guarantor;
     8.5 If an Insolvency Proceeding is commenced against Borrower, any of Borrower’s Subsidiaries, or any Guarantor, and any of the following events occur: (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower, any of Borrower’s Subsidiaries, or any Guarantor, or (e) an order for relief shall have been entered therein;
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     8.6 If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by an effective court order from continuing to conduct all or any material part of its business affairs;
     8.7 If any taxes or debts in excess of $200,000 owing at any time hereafter to any Governmental Authority becomes a Lien, whether choate or otherwise, upon any assets of Borrower or its Subsidiaries and the same is not paid before such payment is delinquent, unless subject to a Permitted Protest, and such Lien is not discharged, vacated, released, or stayed within 45 days of the occurrence thereof;
     8.8 If a final judgment or order in excess of $400,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage) becomes a Lien or encumbrance upon any assets of Borrower or any of its Subsidiaries and is not discharged, vacated, released or stayed within 45 days of the occurrence thereof;
     8.9 If there is a material default in any material agreement to which Borrower is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;
     8.10 If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; provided, that no Event of Default shall occur under this Section 8.10 as a result of any such payment (a) to the extent such payment does not exceed $100,000 and resulted solely from inadvertence or mistake and (b) within 3 days of discovery thereof, the amount of such payment is refunded to Borrower or proceeds of new equity or Subordinated Debt is received by Borrower in an amount equal to the amount of such payment;
     8.11 If any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any Borrowing Base Certificate or other document or Record required to be furnished pursuant to any Loan Document shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     8.12 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;
     8.13 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, any of Borrower’s Subsidiaries, or any Guarantor, or any Affiliate of any such Person, or a proceeding shall be commenced by Borrower, any of Borrower’s Subsidiaries, or any Guarantor, or any Affiliate of any such Person, or by any Governmental Authority having jurisdiction over Borrower, any of Borrower’s Subsidiaries, or any Guarantor, seeking to establish the invalidity
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or unenforceability thereof, or Borrower, any of Borrower’s Subsidiaries, or any Guarantor, or any Affiliate of any such Person, shall deny that Borrower, any of Borrower’s Subsidiaries, or any Guarantor has any liability or obligation purported to be created under any Loan Document;
     8.14 The occurrence of a Change of Control without the prior written consent of Lender;
     8.15 The occurrence of a Material Adverse Change;
     8.16 Both Antimo Cesaro (or any replacement for such individual) and Al Rokosz (or any replacement for such individual) shall cease to be employed in his capacity with Borrower as of the Closing Date, and neither of such individuals has been replaced by a commercially reasonable replacement (after giving effect to any permanent position eliminations, if applicable) within 120 days after the first date when such condition exists;
     8.17 Cumulatively, within any six-month period, more than 50% of the following individuals - Rick Kahlbaugh, Mike Vrban, Dan Reppert, Al Rokosz, and John Short (or any replacement for any of such individuals) — shall cease to be employed in his/her current capacity with Fortegra and commercially reasonable replacements (after giving effect to any permanent position eliminations, if applicable) shall not be hired within 120 days of such termination of employment; or
     8.18 Borrower fails, in any material respect, to perform, keep, or observe any covenant or other provision contained in the Servicing Agreement (other than a covenant or other provision that is also provided for under this Agreement), and such failure continues for a period of 30 days after the date on which such failure first occurs.
9. LENDER’S RIGHTS AND REMEDIES.
     9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand except to the extent required by mandatory requirements of Applicable Law) may do any one or more of the following, all of which are authorized by Borrower:
          (a) Declare all Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any of the Loan Documents;
          (c) (i) Receive, process and account for all Collections in respect of Premium Finance Agreements, (ii) subject to the last sentence of this Section 9.1, terminate the Servicing Agreement and assign servicing responsibilities to any replacement Servicer, (iii) without notice to or demand upon Borrower, make any payments as are reasonably necessary or desirable in connection with the Servicing Agreement or any other agreement that Lender enters into with any replacement Servicer, and (iv) take all lawful actions and procedures which Lender or such
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assignee deems necessary to collect the amounts due to Borrower in connection with Premium Finance Agreements (with all reasonable and documented fees and expenses incurred by Lender pursuant to this Section 9.1(c) being Lender Expenses);
          (d) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;
          (e) Enforce any and all rights of Borrower under any Premium Finance Documents, including without limitation the right to demand, enforce payment of, and settle and receipt for amount owing under Premium Finance Receivables, and the right to exercise notification or cancellation rights under Premium Finance Agreements and demand, enforce payment of, settle and receipt for refunds of unearned premiums owing by Insurers;
          (f) Settle or adjust disputes and claims on Premium Finance Receivables, Accounts, General Intangibles or Negotiable Collateral of Borrower directly with Obligors and other obligors thereon for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment thereof after deducting all Lender Expenses incurred or expended in connection therewith;
          (g) Exercise any rights and remedies of a secured party under the Code, or as provided by any other Applicable Law, to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Lender so requires, and to make the Personal Property Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Subject to the terms of any lease agreement, Borrower authorizes Lender to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with the Lender’s Liens and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, subject to the terms of any lease agreement, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
          (h) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in the Designated Account, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;
          (i) Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Designated Account, to secure the full and final repayment of all of the Obligations;
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          (j) Maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Personal Property Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;
          (k) Subject to the mandatory requirements of Applicable Law, sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable; provided that the Personal Property Collateral need not be present at any such sale;
          (l) Subject to the mandatory requirements of Applicable Law, Lender shall give notice of the disposition of the Personal Property Collateral as follows:
               (i) Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made; and
               (ii) the notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
          (m) Lender may credit bid and purchase at any public sale;
          (n) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by Applicable Law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;
          (o) Lender may assume or, subject to the last sentence of this Section 9.1, assign, any and all rights and responsibilities to collect, manage, and service the Premium Finance Receivables, including without limitation, (i) the responsibility for the receipt, processing and accounting for all payments on account of the Premium Finance Receivables, (ii) periodically sending demand notices and statements to the Obligors, (iii) enforcing legal rights with respect to the Premium Finance Receivables, including hiring attorneys to do so to the extent Lender or such third party deems such engagement necessary, and (iv) taking all lawful actions and procedures which Lender or such third party deems necessary to collect on the Premium Finance Receivables (with all reasonable and documented fees and expenses incurred by Lender pursuant to this Section 9.1(o) being Lender Expenses);
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          (p) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and
          (q) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender, Lender’s obligation to extend credit hereunder shall terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.
Notwithstanding anything to the contrary contained in this Agreement, Lender may not terminate the Servicing Agreement and assign servicing responsibilities to a replacement Servicer unless (A) an Event of Default under Section 8.1, 8.2(a), 8.4, 8.5, 8.9, or 8.16 has occurred and is continuing, or (B) Lender has determined in its Permitted Discretion that Borrower, Fortegra or any of their respective Affiliates, officers, directors or agents has engaged in fraudulent conduct in connection with any aspect of its handling of the Premium Finance Receivables, cash collected on account thereof, or any other Collateral.
     9.2 Special Rights of Lender in respect of Premium Finance Documents. Without limiting Section 9.1, at any time when (a) an Event of Default under Section 8.1, 8.2(a), 8.4, 8.5, 8.9, or 8.16 has occurred and is continuing, or (b) Lender has determined in its Permitted Discretion that Borrower, Fortegra or any of their respective Affiliates, officers, directors or agents has engaged in fraudulent conduct in connection with any aspect of its handling of the Premium Finance Receivables, cash collected on account thereof, or any other Collateral, Lender shall have the right to take such action as Lender may deem necessary in its sole discretion to preserve the ongoing performance and enforceability of such Premium Finance Receivable and preserve the value thereof, including taking any action that Borrower is required or authorized to take in respect of such Premium Finance Receivable or to otherwise properly service such Premium Finance Receivable, or contract with any Person to take or perform any such actions. Borrower hereby grants to Lender a special power of attorney (which shall be irrevocable, coupled with an interest and include power of substitution) to take any action authorized in this Section 9.2. Any advances, payments or other reasonable and documented costs or expenses made or incurred by Lender in taking any action authorized under this Section 9.2 shall be included within the Obligations and reimbursed to Lender on demand or, at Lender’s discretion charged and treated as Advances. Lender’s rights under this Section 9.2 are cumulative of all other rights of Lender under the Loan Documents and may be exercised in whole or in part, in Lender’s discretion. Lender shall have no obligation to take any action under this Section 9.2, and no undertaking by Lender under this Section 9.2 shall obligate Lender to continue any such action or to take any other or additional action under this Section 9.2.
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     9.3 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.
10. TAXES AND EXPENSES.
          If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and upon provision of prior or subsequent notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) subject to Section 2.1(b), set up such reserves in Borrower’s Loan Account as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
11. WAIVERS; INDEMNIFICATION.
     11.1 Demand; Protest. To the extent permitted by applicable law and except as otherwise expressly set forth herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.
     11.2 Lender’s Non-Liability for Collateral. Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, or for any act or failure to act with respect to the Collateral or for any loss or damage thereto (other than failure to exercise reasonable care in custody of any such Collateral delivered to Lender by Borrower under this Agreement), or for any diminution in the value thereof, or (ii) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower. In the case of any Negotiable Collateral, Lender shall have no duty or obligation to preserve rights against prior parties. The Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Borrower from any of the Obligations.
LOAN AND SECURITY AGREEMENT — Page 64

     11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by Applicable Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable and documented attorneys’ fees and disbursements and other reasonable and documented costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) arising from or in connection with any act or omission by Borrower (whether in its capacity as Servicer or otherwise), Fortegra, or any Affiliate of Borrower or Fortegra in connection with the transactions contemplated by this Agreement or any other Loan Document, whether occurring prior to or after the Closing Date (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of, or breach of any Loan Document by, such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON, SUBJECT TO THE LIMITATIONS SET FORTH ABOVE.
12. NOTICES.
          Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

If to Borrower:	South Bay Acceptance Corporation
21535 Hawthorne Boulevard, Suite 275
Torrance, California 90509
LOAN AND SECURITY AGREEMENT — Page 65

Attention: Antimo Cesaro
Phone No.: (800) 393-2012
Telecopy No.: (877) 349-2984

with copies to:	Fortegra Financial Corporation
100 West Bay Street
Jacksonville, Florida 32202
Attention: John Short
Phone No.: (904) 350-9660
Telecopy No.: (904) 354-4525

and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Kelly M. Dybala
Phone No.: (214) 746-7898
Telecopy: (214) 746-7777

If to Fortegra:	Fortegra Financial Corporation
100 West Bay Street
Jacksonville, Florida 32202
Attention: John Short
Phone No.: (904) 350-9660
Telecopy No.: (904) 354-4525

With a copy to:	Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Kelly M. Dybala
Phone No.: (214) 746-7898
Telecopy: (214) 746-7777

If to Lender:	WELLS FARGO CAPITAL FINANCE, LLC
14241 Dallas Parkway, Suite 1300
Dallas, Texas 75254
Attn: Loan Portfolio Manager — SBAC
Phone No.: (972) 851-9111
Telecopy: (972) 387-5775

with copies to:	McDermott Will & Emery LLP
275 Middlefield Road, Suite 100
Menlo Park, California 94025-4004
Attn: Dick M. Okada
Phone No.: (650) 815-7400
Telecopy: (650) 815-7401
LOAN AND SECURITY AGREEMENT — Page 66

Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by Applicable Law, transmitted by telefacsimile or any other method set forth above. If any fax or electronic mail is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     13.1 THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     13.2 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.2.
     13.3 BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
LOAN AND SECURITY AGREEMENT — Page 67

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     14.1 Assignments and Participations.
          (a) Lender may assign and delegate to one or more Eligible Transferees (each an “Assignee”) all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an appropriate assignment and acceptance agreement.
          (b) From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance agreement, shall have the assigned and delegated rights and obligations of Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned and delegated by it pursuant to such assignment and acceptance agreement, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an assignment and acceptance agreement covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrower and the Assignee.
          (c) Immediately upon Borrower’s receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.
          (d) Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a “Participant”) participating interests in the Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such
LOAN AND SECURITY AGREEMENT — Page 68

Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.
          (e) In connection with any such assignment or participation or proposed assignment or participation, Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower’s business.
          (f) Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.
     14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower from its Obligations unless such release is specifically agreed to in writing by Lender. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 and, except as expressly required pursuant to Section 14.1 or the definition of “Eligible Transferee,” no consent or approval by Borrower is required in connection with any such assignment.
15. AMENDMENTS; WAIVERS.
     15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
LOAN AND SECURITY AGREEMENT — Page 69

     15.2 No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.
16. GENERAL PROVISIONS.
     16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.
     16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     16.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting. Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Lender to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Lender shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Lender as to the amounts that are due and owing to it and such written certification is received by
LOAN AND SECURITY AGREEMENT — Page 70

Lender a reasonable period of time prior to the making of such distribution. Lender shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Lender shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Lender by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in its capacities as Lender, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
     16.6 Withholding Taxes. All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by Applicable Law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender, or (ii) to the extent that such tax results from a change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Lender if the increase in such amount payable results from Lender’s own willful misconduct or gross negligence. Borrower will furnish to Lender as promptly as possible after the date the payment of any Taxes is due pursuant to Applicable Law certified copies of tax receipts evidencing such payment by Borrower.
     16.7 [RESERVED].
LOAN AND SECURITY AGREEMENT — Page 71

     16.8 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by either (a) facsimile transmission or (b) electronic transmission in either Tagged Image Format Files (TIFF) or Portable Document Format (PDF), shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile transmission or electronic transmission also shall deliver an original manually executed counterpart of this Agreement, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     16.9 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under Applicable Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     16.10 USA Patriot Act. Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.
     16.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
[Signature pages to follow]
LOAN AND SECURITY AGREEMENT — Page 72

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SOUTH BAY ACCEPTANCE CORPORATION, a California corporation, as Borrower
By:	/s/ Michael Vrban
	Name:	Michael Vrban
	Title:	Treasurer

Signature Page to Loan and Security Agreement

WELLS FARGO CAPITAL FINANCE, LLC a Delaware limited liability company, as Lender
By:	/s/ Kyle Coleman
	Name:	Kyle Coleman
	Title:	Vice President

Signature Page to Loan and Security Agreement